***For Immediate Release***

News Release: November 9, 2007

Contact: Connie Waks

206.340.2305 ● cwaks@fhlbsea.com

Seattle Bank Announces Appointments to Board of Directors

Daniel R. Fauske and Jack T. Riggs Reappointed to FHLBank's Board

Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced that its regulator, the Federal Housing Finance Board (Finance Board), has reappointed Daniel R. Fauske of Anchorage, Alaska, and Jack T. Riggs, M.D. of Coeur d'Alene, Idaho, to serve on the Seattle Bank's Board of Directors.

Mr. Fauske is chief executive officer and executive director of Alaska Housing Finance Corporation (AHFC), a publicly owned corporation administering state housing programs through secondary mortgage purchases, public housing programs, special needs housing programs, and rural housing initiatives. He serves on the National Housing Development Corporation Board of Directors and the UAA School of Nursing Advisory Board. In addition, Mr. Fauske has chaired the Alaska Interagency Council on Homelessness and served on the Fiscal Policy Council of Alaska and Fannie Mae's National Housing Impact Advisory Council. Prior to his career at AHFC, Mr. Fauske was chief financial officer and chief administrative officer for Alaska's North Slope Borough.

Dr. Riggs is a University of Washington School of Medicine graduate and a board-certified emergency medicine physician. He is also a partner in North Idaho Medical Care Centers, PLLC, which he founded as an urgent-care medical practice serving northern Idaho in 1986. Since 2005, he has been the chief executive officer of Pita Pit USA, Inc. In addition to his professional and entrepreneurial experience, Dr. Riggs served as an Idaho State Senator from 1996 to 2000 and as the state's Lieutenant Governor from 2001 to 2003.

Both Mr. Fauske and Dr. Riggs were appointed for the three-year term commencing January 1, 2008 and ending December 31, 2010.

The Seattle Bank's Board of Directors, which is comprised of financial service, business, and community leaders from across the Seattle Bank's district, currently includes 17 members: 10 directors elected by the bank's members and seven appointed by the Finance Board. Two of the seven appointive directors are community interest directors chosen from organizations with more than a two-year history of representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 375 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

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